INDIA NON JUDICIAL

सत्यमेव जयते

Government of National Capital Territory of Delhi

₹500

₹500₹500₹500₹500

Certificate No.	:	IN-DL53152069005390U
Certificate Issued Date	:	29-Jun-2022 11:53 AM
Account Reference	:	IMPACC (IV)/ dl921303/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL921303369812142094827U
Purchased by	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Description of Document	:	Article 5(J) General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Second Party	:	AXIS TRUSTEE SERVICES LIMITED
Stamp Duty Paid By	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Stamp Duty Amount(Rs.)	:	500 (Five Hundred only)

सत्यमेव जयते

₹500

IN-DL53152069005390U

This stamp paper forms an integral part of this **"Debenture Trust Deed"** dated 30th day of June 2022, executed into and between "Axis Trustee Services Limited" and "Yatra Online Freight Services Private Limited".

INDIA NON JUDICIAL

सत्यमेव जयते

Government of National Capital Territory of Delhi

₹100

₹100₹100₹100₹100

Certificate No.	:	IN-DL53151156637269U
Certificate Issued Date	:	29-Jun-2022 11:53 AM
Account Reference	:	IMPACC (IV)/ dl921303/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DL… 1107…U
Purchased by	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Second Party	:	AXIS TRUSTEE SERVICES LIMITED
Stamp Duty Paid By	:	YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED
Stamp Duty Amount(Rs.)	:	100 (One Hundred only)

सत्यमेव जयते

₹100

[redacted] IN-DL53151156637269U

This stamp paper forms an integral part of this "**Debenture Trust Deed**" dated 30th day of June 2022, executed into and between "Axis Trustee Services Limited" and "Yatra Online Freight Services Private Limited".

DEBENTURE TRUST DEED

This Debenture Trust Deed (this "**Deed**") is made at New Delhi on this 30th day of June, 2022 ("**Execution Date**") by and between:

AXIS TRUSTEE SERVICES LIMITED, a company incorporated under the provisions of the Companies Act, 1956 (1 of 1956) and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400025 and corporate office at The Ruby, 2nd Floor, SW, 29 Senapati Bapat Marg, Dadar West, Mumbai – 400028 and New Delhi desk office at Plot 25, IInd Floor, Pusa Road, Karolbagh, New Delhi -110005 (hereinafter referred to as the "**Debenture Trustee**", which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) acting on behalf of and for the benefit of the Debenture Holders (*as defined hereinafter*);

AND

YATRA ONLINE FREIGHT SERVICES PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at Plot No. 272, 4th Floor, Gulf Adiba Phase II, Udyog Vihar, Gurugram – 122008, Haryana (hereinafter referred to as the "**Company**", which expression shall, unless repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns);

The Debenture Trustee and the Company are collectively referred to as the "**Parties**" and individually as a "**Party**".

WHEREAS:

A. The Company is engaged in the Business.

B. The Company is in need of funds for general corporate purposes. The Company have requested the Debenture Holders to subscribe to the Debentures, and the Debenture Holders have agreed to subscribe to the Debentures, aggregating to the Debenture Subscription Amount in accordance with applicable Laws and the Transaction Documents.

C. The Company shall, pursuant to the authority granted by the resolutions of its board of directors passed at its meeting held on June 28, 2022 and to be passed at allotment meetings on or after the date of this Deed and the resolutions of its shareholders passed at a meeting of the shareholders held on June 29, 2022, issue and allot, on private placement basis the Debentures at par.

D. The Company has appointed the Debenture Trustee as the debenture trustee to act for and on behalf of the Debenture Holders vide Debenture Trustee Agreement dated June 29, 2022 and trustee consent letter dated June 15, 2022 bearing reference ATSL/CO/22-23/0038, and the Debenture Trustee has agreed to act as the debenture trustee in respect of the Security, and to hold the Security upon trust for the benefit of the Debenture Holders, subject to the Transaction Documents.

NOW THIS DEED WITNESSES AS UNDER:

I. DEFINITIONS

1.1. Unless a contrary intention appears and/or the context otherwise requires, in addition to the terms specifically defined within the Deed, the definitions listed in **Annexure 1** shall apply throughout this Deed, including in the introduction and recitals.

1.2. The interpretation and/or construction of this Deed shall be in accordance with the rules of interpretation annexed and marked **Annexure 1**.

PART A

1. DESCRIPTION

1.1 The Company shall utilize the money/ies received from subscription of the Debentures only for the purpose as set out in the Transaction Documents.

1.2 The tenure of Debentures shall be up to 24 (twenty-four) months from the Closing Date. The Debentures shall be redeemed in accordance with the terms and schedule set out in the Transaction Documents. The Debentures shall be redeemed in principal instalments (as set out in the redemption schedule under paragraph (k) of **Annexure 3**) by proportionate face value reduction across all Debentures.

1.3 The Company shall credit the Coupon and any other amounts payable to the Subscriber in the Subscriber Bank Account. The Company shall pay Coupon and/ or Penal Interest, as the case may be and shall redeem the Debentures, in accordance with the terms of the Transaction Documents.

1.4 Subject to the Company fulfilling all the conditions precedent set out in **Part A** of **Annexure 2**, to the satisfaction of the Subscriber and upon the Company submitting a CP Completion Certificate to the Debenture Trustee in a form and manner acceptable to the Debenture Trustee, the Subscriber shall pay the Debenture Subscription Amount to the Company and subscribe to the Debentures in accordance with the procedure set forth in the Transaction Documents and the Company shall issue and allot the Debentures, on the Closing Date, in accordance with the Companies Act, 2013. Further, the Company shall issue the debenture certificate to the Subscriber on the Closing Date.

1.5 The Company hereby agrees and undertakes to fulfill and satisfy the conditions subsequent set out in **Part B** of **Annexure 2** in accordance with the timelines stipulated therein.

1.6 **Covenant to Pay Principal and Coupon:**

1.6.1. The Company covenants with the Debenture Trustee that it shall pay to the Debenture Holder(s) the Principal Amount of the Debentures on the relevant due date(s) as mentioned in the Transaction Documents and shall also pay Coupon and Penal Interest (where applicable) on the Debentures in accordance with the Transaction Documents.

Provided that if so called upon by the Debenture Trustee, the Company shall make payments as aforesaid to or to the order of or for the account of the Debenture Trustee and such payment shall be deemed to be in satisfaction of the aforesaid covenant of the Company to make such payments to the Debenture Holder(s). Such payments shall be passed on to the Debenture Holder(s).

1.6.2. The Company covenants with the Debenture Trustee that it shall comply with all its obligations under this Deed and pay and repay all the Amounts Due to the Debenture Trustee and the Debenture Holders pursuant to the terms of this Deed.

2. DETAILS OF CHARGE CREATED

2.1 For the purposes of securing: (i) the payment of the Amounts Due; and (ii) due discharge of all the Secured Obligations by the Company under this Deed and other Transaction Documents, the Company shall, and the Promoter shall cause the Company to, on or prior to the Closing Date, entirely at its cost, create and perfect in favour of the Debenture Trustee, by way of hypothecation over the First Charge Properties and Pari-Passu Charge Properties, ("**Charge**"), including by (i) the Company executing the Hypothecation Deed in favour of the Debenture Trustee, acting for and on behalf of Debentures Holders; and (ii) the Company taking all necessary corporate actions and making all filings with the ROC in relation to the Security in terms of the Transaction Documents including, but not limited to Form CHG-9 and Form MGT-14 in accordance with the provisions of the Companies Act, 2013, both in the form and manner acceptable to the Debenture Holders. In addition to the above the Guarantor has also agreed to provide an unconditional and irrevocable guarantee to secure the Debentures of the Company in terms of and pursuant to the Deed of Guarantee.

2.2 The Company represents, warrants and covenants that the Security Interest granted herein is and shall, at all times continue to be a first pari passu charge or an exclusive first charge (as the case maybe) on the Hypothecated Properties.

2.3 Release of Security: Subject to the provisions of these Transaction Documents, on repayment of the entire Amounts Due and discharge of the Secured Obligations by the Company to the satisfaction of the Debenture Trustee, the Debenture Holders shall forthwith release their charge over the Security in favour of the Company by confirming in writing the repayment of the Amounts Due and discharge of the Secured Obligations by the Company, and the Debenture Holders / Debenture Trustee shall (at the cost of the Company, which shall not exceed INR 50,000 (Indian Rupees Fifty Thousand)) execute all such documents as may be required for the said purpose(s), including any documents that are required to be filed with the ROC.

2.4 The Company covenants that the Company shall permit the Debenture Trustee and the Debenture Holders, their agents and representatives, from time to time and at all times, at the risk and expense of the Company (which shall not exceed INR 1,50,000 (Indian Rupees One Lakh Fifty Thousand)), to enter upon any premises wherein the Hypothecated Properties and / or the records / accounts pertaining to the Hypothecated Properties or any part thereof may for the time being be

maintained and to view, inspect and evaluate the same and make records/ take copies thereof and render to them, all facilities as may be required for any of the purposes as aforesaid. Further, the Debenture Trustee shall have a right to audit the books and records of the Company until the Debentures have been repaid in full, at the cost and expense of the Company (which shall not exceed INR 1,50,000 (Indian Rupees One Lakh Fifty Thousand)) for audit which can be carried maximum once a year.

2.5 The Company shall punctually pay all rents, royalties, taxes, rates, levies, cesses, assessments, impositions and outgoings, governmental, municipal or otherwise imposed upon or payable by the Company, in relation to the Hypothecated Properties, as and when the same shall become payable, and when required by the Debenture Trustee produce the receipts for such payments and also punctually pay and discharge all debts, obligations and liabilities which may have priority over the Security created hereunder or under the other Security Documents and observe, perform and comply with all covenants and obligations which ought to be observed and performed by the Company in respect of or any part of the Hypothecated Properties.

3. TERMS OF APPOINTMENT OF DEBENTURE TRUSTEE

3.1 Appointment of Debenture Trustee

(a) At the request of the Company, the Debenture Trustee has agreed to act as trustee for the benefit of the Debenture Holders and has agreed to accept the trust created pursuant to the terms of this Deed, pursuant to the Debenture Trustee Agreement dated June 29, 2022.

(b) The Debenture Trustee is authorized to accept the Security for the benefit of the Debenture Holders.

3.2 Resignation and Removal of Debenture Trustee

(a) Resignation:

i. The Debenture Trustee may at any time by providing 30 (thirty) days prior written notice, resign as the Debenture Trustee, provided that they shall continue to act as Debenture Trustee until a successor is appointed by the Company.

ii. The Company shall, upon receipt of notice of resignation issued by the Debenture Trustee, take prompt steps to appoint another entity competent to act as trustee for the Debenture Holders in place of the Debenture Trustee (the "**Successor Trustee**"). The trustee to be appointed as the Successor Trustee by the Company must be approved by the Majority Debenture Holders prior to such appointment.

(b) Removal: The Debenture Holders may, after giving not less than 30 (thirty) days' notice in writing, remove the Debenture Trustee if at least 75% (seventy five percent) of the Debenture Holders in value of the Company vote to that effect, and by the same resolution nominate an entity competent to act as their trustee and require the Company to appoint such entity as the Successor Trustee. The Company shall within 30 (thirty) days of receipt of such request from the Debenture Holders, take all necessary steps to appoint the entity named by the Debenture

Holders, as the Successor Trustee and complete all necessary formalities to give effect to such appointment.

3.3 Successor trustee as the debenture trustee: upon appointment of the successor trustee pursuant to the preceding clauses 3.2(a) and 3.2(b), all references in this deed to the debenture trustee shall unless repugnant to the context mean and refer to the successor trustee and the successor trustee shall without any further act or deed succeed to all the powers and authorities of the Debenture Trustee as if it had been originally appointed as the Debenture Trustee.

3.4 Debenture Trustees' costs/Remuneration:

(a) The Company shall pay to the Debenture Trustee, the fees as agreed between the Company and the Debenture Trustee pursuant to the terms of Debenture Trustee Agreement.

(b) The Company shall pay to the Debenture Trustee all legal, travelling and other costs, charges and expenses incurred by it, its officers, employees or their agents:

(i) In connection with execution of the Transaction Documents; and/ or

(ii) Incidental to the approval and execution of all Security Documents; and

(iii) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) relating to such documents or any other document referred to in this Deed.

Provided that the payment by the Company to the Debenture Trustee as contemplated under Clause 3.4 (b) above shall not exceed INR 1,00,000 (Rupees One Lakh). Provided further that if any Amounts Due are pending and the Debentures have not been completely redeemed, within the agreed tenure of 24 (twenty-four) months, then the Debenture Trustee shall be entitled to proportionate payment of fees and all other costs as envisaged in Clause 3.4 (a) and (b) above.

4. RIGHTS AND POWERS OF DEBENTURE TRUSTEE

4.1 The Debenture Trustee shall have the rights and power accorded to it under the Transaction Documents, and applicable Law.

4.2 Actions, Consents and Waivers:

(a) The Debenture Trustee shall, during the subsistence of this Deed and the other Security Documents, exercise all its powers, authorities and discretions for the benefit, protection and interest of the Debenture Holders and shall not do any act, or thing which is prejudicial or detrimental to their interests. Provided however that the Debenture Trustee shall, before taking any action, in terms of the powers granted to it under the Transaction Documents, take the prior written consent of the Majority Debenture Holders.

(b) If any matter under any of the Transaction Documents requires: (a) the consent of the Debenture Trustee, the Debenture Trustee shall act only in a manner as instructed by the Majority Debenture Holders; and (b) the Debenture Trustee to act on the instructions of the Debenture Holders, such instructions shall mean the written instructions received by the Debenture Trustee from the Majority Debenture Holders or any person nominated by the

Majority Debenture Holders.

(c) Notwithstanding anything to the contrary, if for any matter under any of the Transaction Documents the Majority Debenture Holders instruct the Debenture Trustee in writing, then the Debenture Trustee shall act on such instruction without convening a meeting with the Debenture Holders.

4.3 Debenture Trustee to carry on business:

The Debenture Trustee may in its individual capacity:

(a) carry on any business with the Company, its Affiliates or related entities so long as carrying on such business does not, and shall not, in any manner whatsoever, conflict with its obligations under any Transaction Document, relevant provisions of the Act and the rules made thereunder;

(b) act as agent or trustee for, or in relation to any financing involving the Company, its respective Affiliates so long as its acting in such capacity does not, and shall not, conflict in any manner whatsoever, with its obligations under any Transaction Document or under applicable Law; and

(c) retain any remuneration received by it, in connection with or in relation to any of the foregoing.

4.4 Nominee Director: The Debenture Holders and the Debenture Trustee shall have a right to appoint nominee director as per the provisions of the Companies (Share Capital and Debentures) Rules, 2014 on the Board of the Company (hereinafter referred to as the "**Nominee Director**") in the following circumstances:

(a) 2 (two) consecutive defaults in payment of Coupon and/or the Principal Amounts to the Debenture Holders; or

(b) default in creation of Security; or

(c) any default in full redemption of the Debentures;

The Nominee Directors shall not be liable to retire by rotation nor required to hold any qualification shares in accordance with applicable Law. The Company shall appoint the Nominee Directors on receiving a nomination notice from the Debenture Trustee immediately after receiving nomination notice in a Board meeting of the Company.

4.5 Register of Debenture Holder(s):

(a) The Company shall as required by the Act, keep at its registered office/ corporate office a register of the debenture holder(s) holding the Debentures in physical form showing (a) the name, address and the occupation, if any, of each holder, (b) the amount of the Debentures held by each holder distinguishing each such Debentures by its number and the amount paid or agreed to be considered as paid on those Debentures, (c) the date on which each person was entered in the Register as a Debenture Holder, (d) the date on which any Person ceased to be a Debenture Holder, and (e) the subsequent transfers and changes of ownership thereof.

(b) The Debenture Trustee and/ or the Debenture Holder(s) or any of them or any other person authorized by them shall be entitled to inspect the said register, books and accounts of the Company and to take copies of or extracts from the same or any part thereof during usual business hours. The register may be closed by the Company at such time and for such periods as it may think fit in accordance with the provisions of the Act. No transfer shall be registered

during such period when the register of Debenture Holder(s) remains closed.

4.6 Meetings of Debenture Holders:

(a) The Debenture Trustee take steps to convene a meeting of the holders of the Debentures as and when such meeting is required to be held in accordance with the applicable Law including but not limited to Act.

(b) Debenture Trustee shall call or cause to be called by the Company a meeting of all the Debenture Holders on:

(i) a requisition in writing signed by at least one-tenth of the Debenture Holders in value for the time being outstanding;

(ii) the happening of any event, which constitutes a default or breach of covenants (as specified in the Transaction Documents) or which in the opinion of the Debenture Trustees affects the interest of the Debenture Holders.

5. EVENTS OF DEFAULT AND CONSEQUENCES

5.1 The occurrence of any of the events as specified below, to be determined in the reasonable discretion of the Debenture Trustee and/ or the Debenture Holders shall constitute an Event of Default (**"Event of Default"**):

(a) If the Company defaults in the payment of any Amounts Due (including default in repayment of Debentures, default in payment of Coupon/Principal Amount) which ought to have been paid in accordance with the terms of the issue;

(b) If the Company without the consent of Debenture Holders ceases to carry on its Business or gives notice of its intention to do so;

(c) If, any breach of the terms of the Transaction Documents including but not limited to Clause 3.3(b)(ii) of Part B;

(d) When the Company creates or attempts to create any charge on the Hypothecated Properties or any part thereof without the prior approval of the Debenture Trustees/Debenture Holders;

(e) If the Company is unable to or admits in writing its inability to pay its debts as they mature or proceedings for taking it into insolvency or liquidation have been admitted by any competent court or an order has been made by the Tribunal for winding up of the Company or a special resolution has been passed by the shareholders for winding up of the Company;

(f) Use of the Debenture Subscription Amount for purposes other than as set out under the Transaction Documents.

(g) Failure of the Company to create, perfect and maintain the Security; in accordance with the Transaction Documents or creation/attempt to create any charge on the Hypothecated Properties or any part thereof, without the prior approval of the Debenture Trustees/Debenture Holders.

(h) Cancellation/ withdrawal of any Material Approvals in relation to the Business.

(i) Any order of a court of competent jurisdiction that may restrict the ability of the Company to perform their obligations under the Transaction Documents, unless such order has been challenged before the same court or higher court by way of an appeal, review or revision, during the pendency of which, such order would cease to constitute an Event of Default

(j) If the Company is unable to or admits in writing its inability to pay its debts as they mature or proceedings for taking it into liquidation have been admitted by any competent court and not

dismissed within a period of 13 (Thirteen) days.

(k) It is or becomes unlawful or illegal for the Company to perform any of its obligations under the Transaction Documents, including but not limited to by virtue of any order of a court of competent jurisdiction or for any other reason whatsoever.

(l) Any of the Transaction Documents becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or if any such Transaction Document is assigned or otherwise transferred, amended or terminated or revoked without the approval of the Debenture Holders / Debenture Trustee.

(m) Filing of a charge sheet against the Company for committing fraud or a judgment of a civil court which holds that the Company has committed a fraud.

(n) An event of default howsoever described occurs under any other agreement or document relating to any indebtedness of the Company or if any other lenders of the Company including financial institutions or bank with whom the Company has entered into agreements for financial assistance or have cancelled or recalled its/their assistance or any part thereof.

(o) Upon occurrence of any Material Adverse Change or an event which may result in occurrence of a Material Adverse Change.

(p) The admission of any insolvency petition against the Company where no appeal has been preferred by the Company for the same

5.2 **Cure Period and payment of Penal Interest**

(a) Upon the occurrence of an Event of Default set out in Clause 5.1(b) to Clause 5.1(p) above, the Company shall have the right to cure such Event of Default within a period of 21 (Twenty One) Business Days from the date of occurrence of such event ("**Event of Default Cure Period**") failing which the Debenture Holders shall be entitled to exercise the rights set out in clause 5.3 below. It is hereby clarified that the Company shall not have any cure period vis-à-vis Event of Default set out in Clause 5.1(a) of Part A of this Deed.

(b) The Parties further agree that in the event of occurrence of Events of Default set out in Clause 5.1(b) to Clause 5.1 (p) above, which is not cured within the cure period mentioned in above, the Company shall, be liable to pay a penal interest at the rate of 2% (two percent) per month over and above the Coupon ("**Penal Interest**") computed from the date of occurrence of such Event of Default till the date it is cured and/or until the Secured Obligations have been fully discharged by the Company.

(c) The provision of the Clause 5.2 of this Deed for Penal Interest shall not be construed as Debenture Holder's consent to Company's failure to pay any amounts in strict accordance with the Transaction Documents and Subscriber's acceptance of any such payments shall not restrict the Subscriber's exercise of any remedies arising out of any such failure.

5.3 **Consequences of Events of Default**

Upon the occurrence of any of the Events of Default and failure on the part of the Company to cure the same within the Event of Default Cure Period (if applicable), and without prejudice to the rights and remedies available to the Debenture Holders and the Debenture Trustee under this Deed or under Law or equity, Majority Debenture Holders shall, at their sole discretion, be entitled to exercise any or a combination of any of the following rights:

(a) declare that all or part of the Debentures, together with the accrued Coupon and all other amounts accrued, or Amounts Due under the Transaction Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(b) accelerate the redemption of the Debentures;

(c) exercise any other right that the Debenture Trustee and / or Debenture Holders may have under the Transaction Documents or under Law;

(d) sell / transfer / alienate / realize the monies out of the Hypothecated Properties in any manner as the Debenture Trustee deems fit;

(e) enforce the Security in accordance with the terms of the Transaction Documents.

(f) require the parties for specific performance of any rights under the Transaction Documents and/or under the applicable Law, with or without the intervention of the court;

(g) invoke any other Security created for the benefit of the Debenture Holders;

(h) Debenture Holders shall be entitled to ask for additional security to be provided for the Debentures to the satisfaction of the Debenture Holders;

(i) Any dividend declared and paid by the Company shall be mandatorily applied towards the Amounts Due;

(j) exercise any other rights set out in the Transaction Documents.

5.4 All expenses incurred by Debenture Trustee / Debenture Holders, including in connection with: (i) preservation or enforcement of the Security; and (ii) collection of amounts due under this Deed and the other Transaction Documents, shall be borne by the Company.

6. OBLIGATIONS OF THE COMPANY

6.1 The Company shall comply with the provisions of the Transaction Documents;

6.2 The Company shall comply with all directions/guidelines issued under applicable Law with respect to the issuance of the Debentures;

6.3 The Company shall pay and discharge all its liabilities to the Debenture Holders under the Transaction Documents, without preferring one Debenture Holder over the other;

6.4 The Company shall furnish to the Debenture Trustee details of all grievances received from the Debenture Holders and the steps taken by the Company to redress the same. At the request of any Debenture Holder, the Debenture Trustee shall, by notice to the Company call upon the Company to take appropriate steps to redress such grievance and shall, if necessary for the purpose of such redressal, at the request of any Debenture Holder call a meeting of the Debenture Holders;

6.5 The Company shall keep Hypothecated Properties adequately insured and maintain the same in proper condition;

6.6 The Company shall timely pay all insurance premium with respect to the Hypothecated Properties and all applicable taxes, cesses, liabilities etc wherever applicable.;

6.7 The Company shall create a debenture redemption reserve as per the provisions of the applicable Law;

6.8 The Company shall not declare any dividend to its shareholders in any year until the Company has paid or has made satisfactory provision for the payment of the instalments of the Debentures and Coupon.

6.9 At the end of every Quarter, the Company shall submit to the Debenture Trustee, a report confirming the following

(i) Updated list of names and address of all the Debenture Holder(s) and the number of Debentures held by the Debenture Holder(s);

(ii) Details of Coupon due but unpaid, if any, and reasons for the same;

(iii) The number and nature of grievances received from the Debenture Holder(s) and (i) resolved by the Company; and (ii) unresolved by the Company and the reasons for the same;

(iv) Statement that the Security is sufficient to discharge the claims of the Debenture Holder(s) as and when they become due;

(v) any other documents as required by the Debenture Trustee;

6.10 Company shall inform the Debenture Trustee, of any amalgamation, demerger, merger or corporate restructuring or reconstruction scheme proposed by the Company;

6.11 The Company shall promptly provide or inform the Debenture Trustee the details of all orders, directions, notices, of any court/tribunal affecting or likely to affect the Hypothecated Properties;

6.12 Informing the Debenture Trustee of any significant changes in the composition of its Board;

6.13 The Company shall notify the Debenture Trustee of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

6.14 The Company shall furnish information required by the Debenture Trustee for the effective discharge of its duties and obligations, including copies of reports, balance sheets, profit and loss account etc.

7. MISCELLANEOUS

7.1 Amendments: Any modification may be made to this Deed and the other Transaction Documents to which the Debenture Trustee is a party only by a written instrument executed by all Parties.

7.2 Notices

(a) A Party giving notice or notifying under this Deed must do so in writing directed to the recipient's address specified under **Annexure 5**, as varied by any notice.

(b) A notice given in accordance with Clause 7.2 is taken to be received:

(i) if hand delivered, on delivery;

(ii) if sent by courier or registered mail, 2 (two) calendar days after posting;

(iii) if sent by email, on the day the email is sent.

7.3 All notices from the Company under this Deed and the other Security Documents shall be sent to the Debenture Trustee with copies to the Debenture Holders.

7.4 All notices to be sent by the Debenture Trustee to the Company shall first be sent to the Majority

Debenture Holders for their approval.

7.5 Costs, Stamp Duty, Taxes etc.: The Company shall bear the cost of drafting of the Transaction Documents subject to a maximum amount of INR 75,000 (Rupees Seventy Five Thousand), inclusive of applicable taxes). The Company shall also pay all expenses related to the remuneration of Debenture Trustee, creation of Security, stamp duty, taxes, charges and penalties payable in respect of the Debentures, the Transaction Documents and/or the transactions contemplated thereby, subject to a maximum amount of INR 1,00,000 (Rupees One Lakh) and in the event of the Company failing to pay such remuneration, stamp duty, taxes and penalties, etc. the Debenture Trustee may (but shall not be bound) to pay the same on behalf of the Company and the Company shall reimburse all amounts so paid by the Debenture Trustee on demand, within 2 (two) Business Days of such demand. Provided further that this limit of INR 1,00,000 (Rupees One Lakh) shall fall away in the Event of Default.

PART B

1. TERMS OF APPOINTMENT OF DEBENTURE TRUSTEE

1.1. Declaration of Trust by the Debenture Trustee

The Company hereby settles in trust with the Debenture Trustee, the sum of INR 1,000 (Indian Rupees One Thousand only). Accordingly, the Debenture Trustee hereby declares and the Company confirms that the Debenture Trustee shall hold in trust, for the benefit of the Debenture Holders and for itself all the beneficial rights, title and interest in and to:

(a) The Security to be created under, pursuant to or evidenced by the Security Documents;

(b) All monies that it may receive whether prior to or as a result of the enforcement of Security until and for the irrevocable and unconditional discharge and payment in full of the Amounts Due, as trustee and for the benefit of the Debenture Holders; and

(c) All rights and sums received by it under or pursuant to the Security Documents (save for any sums received solely for its own account).

1.2. Liabilities of the Debenture Trustee

Nothing contained in this Deed or other documents in relation to the Amounts Due shall exempt the Debenture Trustee or any attorney, receiver, agent or other appointee/ delegate of the Debenture Trustee from, or indemnify them against any liability for breach of trust or any non-observance or non-performance of the terms of the Security Documents or the instructions of the Debenture Holders or any liability which, by virtue of any rule or law would otherwise attach to them, in respect of any fraud or any actions or inactions arising out of any default, misconduct, gross negligence or fraudulent omission or commission which the Debenture Trustee may be guilty of, all of the aforesaid as maybe finally determined by a court of competent jurisdiction, in relation to its duties hereunder or under any other document relating to the Amounts Due to the Debenture Holders.

1.3. Relationship between the Debenture Trustee and the Company

The Debenture Trustee shall not in any respect be considered as or be deemed to be construed as an agent of, or trustee for, the Company by virtue of this Deed and shall not be liable to the Company. At all times, during the terms of this Deed, the Debenture Trustee shall be deemed to be considered as a trustee of the Debenture Holders, acting for and on behalf of and for the benefit of the Debenture

Holders.

1.4. **Debenture Trustee not acting in its individual capacity**
By accepting the trusts herein created, the Debenture Trustee agrees to act solely as the trustee for the Debenture Holders and by reason of the transactions contemplated by or under the Security Documents. The Debenture Trustee shall look only to the Security (or a part thereof, as the case may be) for payment or satisfaction thereof, except to the extent the Debenture Trustee shall otherwise expressly agreed to in this Deed or the other Security Documents.

1.5. **Reliance**: The Debenture Trustee may:

(a) Rely on any notice or document reasonably believed by it to be genuine and correct and to have been signed by or with the authority of the proper Person(s);

(b) Rely on any statement made by a director or employee of any Person in writing regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c) Engage, pay for and rely on legal or other professional advisers (including those in its employment and those representing a party other than itself) and shall not be liable for anything done or omitted to have been done by it acting in good faith and in accordance with the advice of any legal or other professional advisers (other than for its gross negligence, default, fraud or failure to comply with the terms of this Deed, the Security Documents or the instructions of the Debenture Holders as may be finally determined by a court of competent jurisdiction). Provided however, that the Debenture Trustee shall not incur any cost, expense or charges for legal or other professional advice as specified hereinabove, without obtaining the prior written approval of the Majority Debenture Holders.

1.6. **Obligations under Transaction Documents**
Notwithstanding anything contained in this Deed, each Party shall, at all times, be liable to perform and discharge its respective obligations under this Deed and the other Transaction Documents.

1.7. **Continuing Liability of the Company**
Nothing contained in this Deed or in any Security Document shall constitute or be deemed to constitute settlement of any of the obligations of the Company and the obligations of the Company shall continue till such time that any Amounts Due are pending and the Debentures have not been completely redeemed to the Debenture Holders, to the satisfaction of the Debenture Holders.

1.8. **Release or substitution of Security**
Subject to the provisions of this Deed, on repayment of the entire Amounts Due and discharge of the Secured Obligations by the Company to the satisfaction of the Debenture Trustee, the Debenture Holders shall forthwith release their charge over the Security in favour of the Company by confirming in writing the repayment of the Amounts Due and discharge of the Secured Obligations by the Company to its satisfaction, and the Debenture Holders/ Debenture Trustee shall at the cost of the Company, execute all such documents as may be required for the said purpose(s).

1.9. **Continuing nature of Security**
The Security created or to be created under the Security Documents is and shall be a continuing security and shall remain in full force and effect, notwithstanding:

(a) The insolvency or liquidation or incapacity or change in constitution or status of the Company; or

(b) Any intermediate payment or settlement of account or other matter or thing whatsoever and, in particular, the intermediate satisfaction of any part of the Amounts Due or any obligations of the Company.

1.10. Debenture Trustees' costs

(a) Enforcement Costs:

The Company, from time to time, and forthwith on demand, pay to the Debenture Trustee all out-of-pocket costs and expenses (including legal fees) incurred by it:

(i) In connection with the preservation and maintenance of the Security or any properties comprised therein or any part thereof and/ or the enforcement of, or the preservation of, any rights under any Security Document;

(ii) In investigating any Event of Default, if the Debenture Trustee believes in good faith that such an event may have occurred;

(iii) In defending any Claims brought against it in respect of this Deed or any Security Document or the Company's interest in the Security or any properties comprised therein;

(iv) In the enforcement or collection of any Amounts Due under the relevant Security Documents; or

(v) In releasing or re-assigning the Security or any part thereof after the entire Amounts Due have been discharged.

(b) All costs borne by the Debenture Trustee in regards to and accruing out of this Deed and the Security Documents, upon the occurrence of an Event of Default, shall be borne solely by the Company and the Company hereby waives all objections to the transference of such costs to it by the Debenture Trustee.

1.11. Limitation on rights of others

Nothing in this Deed, whether express or implied, shall be construed to give to any Person, other than the Debenture Holders and the Debenture Trustee, any legal or equitable right, remedy or claim under or in respect of this Deed, the trust created or to be created hereunder or under the Security Documents or any Security to be created in favour of the Debenture Trustee.

1.12. Cumulative powers

(a) The powers conferred by the relevant Security Documents in favour of the Debenture Trustee or any receiver or manager or administrator appointed under any Security Document:

(i) are cumulative;

(ii) are without prejudice to their respective powers under applicable Law or under any other Security Document; and

(iii) maybe exercised as often as the Debenture Trustee or such receiver, manager or administrator deems fit.

(b) The Debenture Trustee or such receiver, manager or administrator may, in connection with the exercise of their powers, join or concur with any Person in any transaction, scheme or arrangement.

(c) The Company acknowledge that the powers of the Debenture Trustee and the receiver,

manager or administrator so appointed, as provided in this Deed and under the Transaction Documents shall, in no circumstances, be suspended, waived or otherwise prejudiced by anything other than an express waiver or variation in writing by the Debenture Trustee.

1.13. **First recourse enforcement**

(a) The Company confirms and agrees that the rights, powers and benefits of the Debenture Trustee under any Security Document or otherwise in relation to the Security, except as provided in the Security Documents, may be enforced:

(i) Without the Debenture Trustee first having recourse to any other Security or rights or taking any other steps or proceedings against any other guarantors and/ or any other Person; or

(ii) For any balance due after resorting to any one or more means of obtaining payment or discharge of the Amounts Due.

(b) The Security shall not be merged in, or in any way excluded or prejudiced, or be affected by, any other Security Interest, right of recourse or other right (or the invalidity thereof) which the Debenture Trustee may hold.

1.14. **Compliance**

(a) Notwithstanding the provisions of this Deed, the Debenture Trustee may refrain from doing anything that might constitute a breach of any applicable Law.

(b) Without limiting Clause 1.14(a) above, the Debenture Trustee need not disclose any information relating to the Company, any party to a Security Document, or any of their respective related entities if the disclosure might, in the opinion of the Debenture Trustee:

(i) constitute a breach of any applicable Law or any duty of secrecy or confidentiality; or

(ii) be otherwise actionable at the suit of any Person.

2. REPRESENTATIONS AND WARRANTIES

The Company and the Promoter, jointly and severally, make the representations and warranties set forth in **Annexure 4** to the Debenture Trustee (for the benefit of the Debenture Holders) as of the Execution Date and as of the Closing Date, and warrant the same to be complete, true and correct.

3. COVENANTS AND UNDERTAKINGS

3.1 **Affirmative covenants:**

The Company covenant and undertake that, so long as any part of the Debentures remain outstanding and any part of the Amounts Due under the Transaction Documents are outstanding and until the complete discharge of the Secured Obligations, the Company shall comply with the obligations applicable to them as set out under this Deed and under the other Transaction Documents.

(a) The Company shall maintain proper books of record and accounts, in which full and accurate entries shall be made of all financial transactions in respect of the assets and business of the Company in accordance with IND AS from time to time.

(b) The Promoter shall ensure that the Company shall at all times and from time to time at their costs clear any defects in the title of the Company to the Hypothecated Properties, and has

good title, right, full power and absolute authority and capacity under Law to enter into this Deed.

(c) The Company shall ensure that the Company is in compliance with all applicable Laws.

(d) The Company shall promptly obtain all necessary consents from Governmental Authorities and relevant third parties, and shall maintain and comply with the terms of all such consents, as may be necessary for entering into or performing its obligations under this Deed and the other Transaction Documents or conducting its business and operations.

(e) The Company shall ensure that all the Intellectual Property and Intellectual Property Rights are protected at all times.

3.2 **Negative Covenants:**

So long as the Debentures remain outstanding and until: (i) the full and final payment of Amounts Due to the Debenture Holders; and (ii) the complete discharge of the Secured Obligations, the Company covenants and undertakes not to and the Promoter shall ensure that, the Company shall not, without the prior written consent, which shall not be unreasonably withheld, of the Subscriber or the Debenture Trustee (if related tothe Hypothecated Properties) at any time

(a) change the status of the Company;

(b) change the capital structure of the Company, leading to dilution of the shareholding of the Promoter or the Ultimate Holding Company of the Company, in the Company beyond 50% of their shareholding in the Company or any change in Control of the Company;

(c) engage in any business other than the Business (as on the Execution Date) either directly or by creating any direct or indirect subsidiary of the Company;

(d) contract, create, incur, assume, roll over, extend, renew any existing or future liability or debt facility or suffer to exist any secured or unsecured indebtedness other than in the ordinary course of business and/or in excess of an aggregate amount of INR 5,00,00,000 (Rupees Five Crores), in any manner whatsoever including grant any guarantees or provide similar assurance or surety or grant any indemnities;

(e) sell, lease, transfer, divert or create Encumbrances or otherwise dispose of any of the Hypothecated Properties or any part thereof other than as contemplated in the Transaction Documents;

(f) apply to a court for winding-up the Company voluntarily;

(g) altering the NACH Arrangement in any manner.

3.3 **Information Covenants:**

(a) The Company shall notify to the Subscriber / Debenture Trustee at least 30 (thirty) days prior to any change in the capital structure of the Company

(b) The Company shall furnish to the Subscriber / Debenture Trustee the following information, in form and substance satisfactory to the Subscriber / Debenture Trustee:

(i) Following financial statements (both standalone and consolidated), including income statement, balance sheets, statement of cash flow, prepared in accordance with the IND AS

a. audited annual financial statements along with the directors' report and the auditor's report, as soon as available but in any event within 210 (Two Hundred and Ten days) days after the end of each Financial Year, extendable if there is extension of time limits under Companies Act, 2013.

(ii) Monthly MIS report (in the format prepared by the Company and Quarterly Report containing details about the sales, receivables, payables, cash flow statements, operating metrics etc., within 20 (twenty) days from the end of each Quarter/month, as the case may be:

   a. any other information relating to the Company that has a Material bearing on the Debentures to be provided in such form as may be prescribed by the Subscriber / Debenture Trustee

(c) Monthly returns required to be filed under Goods and Service Tax Act, 2017.

(d) Bank account statement of all the bank accounts of the Company and accounts with payment gateway service providers by the 5th Business Day of each month for the immediately preceding month.

(e) The Company shall promptly notify the Debenture Trustee if it contracts, creates, incurs, assumes, roll over, extends, renews any existing or future liability or debt facility or suffer to exist any secured or unsecured indebtedness in any manner whatsoever including grant any guarantees or provide similar assurance or surety or grant any indemnities, other than in the ordinary course of business.

(f) The Company shall promptly provide / cause to be provided information in writing of any event which constitutes, or which with notice or the passage of time or both would constitute, an Event of Default, specifying the nature of such event and any steps the Company is taking and proposes to take to remedy the same.

(g) The Company shall notify the Debenture Trustee and the Debenture Holders of all orders, directions, notices, of any court/tribunal, Claims, demands affecting or likely to affect the Hypothecated Properties of the Company or the Security Interest, against which an appeal hasn't been filed within the maximum time permitted under the applicable Laws.

3.4 The Company undertakes that at all times, it shall have good, legal and beneficial title, or other interest in and to the Hypothecated Properties, in each case, free and clear of any Encumbrances or Security Interest (save and except any Security Interest existing thereon or on any part thereof, as at the date hereof) and shall ensure on a continuous basis that the Security charged to the Debentures is available and adequate at all times to discharge the Secured Obligations.

3.5 The Debenture Holders and/ or the Debenture Trustee shall have the right to share credit information as deemed appropriate with CIBIL or any other institution as approved by RBI from time to time.

4. INDEMNITY

4.1 Without prejudice to the other rights of the Parties under this Deed or applicable Law, the Company (**"Indemnifying Party"**) shall indemnify and agree to hold the Debenture Trustee, the Debenture Holders, their respective Affiliates or any of their respective directors, officers, employees, attorneys, associates or agents (each an **"Indemnified Party"**) indemnified to the fullest extent permitted by Law, from and against any and all losses, liabilities, Claims, damages, proceedings, penalties, judgments, taxes and expenses (including reasonable fees, disbursements and other charges of counsel which is incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and Governmental Authority or between the

Indemnified Party and any Person) incurred or suffered by the Indemnified Party in (collectively, "**Losses**") arising in connection with or as a result of:

(a) Any representations or warranties of Indemnifying Party being or becoming incorrect, or any undertakings or covenants as contained in the Transaction Documents being breached by such Indemnifying Party or otherwise;

(b) Any non-compliance, with provisions of the Transaction Documents; or

(c) Enforcement of all liability and obligations and rights arising out of the Transaction Documents.

4.2 The indemnification rights of the Indemnified Party under this Deed are independent of, and in addition to, such other rights and remedies as the Indemnified Party may have at law or in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby. This Clause 4 shall survive the expiry of this Deed.

5. MISCELLANEOUS

5.1 Assignment by the Company and the Debenture Trustee:

(a) The Company shall not assign, transfer, novate or dispose of any of, or any interest in, their rights or obligations under this Deed or any Security Documents to which it is a party.

(b) The Debenture Trustee may, with a prior written approval of the Majority Debenture Holders and the Company, and subject to the terms of this Deed, assign, transfer or novate to another bank or financial institution or body corporate qualified to act as a debenture trustee provided such new appointment is agreeable to the Majority Debenture Holders, any or all of its rights or obligations (in whole or in part) under this Deed.

5.2 Severability: If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Deed and/or any other provision of this Deed and/or the other Security Documents, or the validity or enforceability in other jurisdictions of that or any other provision of this Deed and/ or the other Security Documents.

5.3 Governing Law and Jurisdiction

(A) Governing Law

(c) This Deed and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of India.

(d) Subject to Clause 6.3 (B) below, each Party submits to the exclusive jurisdiction of the courts of New Delhi, India to resolve all disputes arising out of or in relation to this Deed, without regard to the principle of conflict of laws.

(B) Dispute Resolution

(a) In the event of a dispute or difference, relating to, arising out of or in connection with any of the matters set out in this Deed, including any question regarding its existence, validity or termination, ("**Dispute**"), the parties to the Dispute shall discuss in good faith to resolve the Dispute. In case the Dispute is not settled within 30 (thirty) calendar days, it shall be referred to

arbitration in accordance with this Clause 6.3(B).

(b) All Disputes that have not been satisfactorily resolved under Clause (a) above shall be referred to and finally resolved by arbitration in New Delhi in accordance with the Singapore International Arbitration Centre Rules, 2016 ("**SIAC Rules**") for the time being in force, which rules are deemed to be incorporated by reference in this Clause 6.3 (B). There shall be a sole arbitrator who shall be jointly appointed by the parties to the dispute and failing agreement on such appointment, the arbitrator shall be appointed by the appointing authority of the Singapore International Arbitration Centre. The seat of the arbitration shall be New Delhi and the venue may be as determined by the arbitrator from time to time having regard to the convenience of the parties to the dispute. The language of the arbitration shall be English.

(c) The arbitrator shall make an award in writing within 60 (sixty) Business Days of the reference of the dispute to arbitration. The award of the arbitrator(s) shall be final and conclusive and binding upon the Parties and non-appealable to the extent permitted by Law. The Parties agree that such enforcement shall be subject to the provisions of Indian Law, and no Party shall seek to resist the enforcement of any award in India or elsewhere on the basis that the award is not subject to such provisions. The award rendered shall apportion the costs of the arbitration.

(d) The arbitrators shall also have the power to decide on the costs and reasonable expenses (including reasonable fees of its counsel) incurred in the arbitration and award interest up to the date of the payment of the award.

(e) The provisions of this Clause 6.3(B) shall survive the termination of this Deed.

5.4 Specific Performance: Each Party hereby agrees that the other Parties shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the first mentioned Party from committing any violation or enforce the performance of the covenants, representations, warranties and obligations contained in this Deed. These injunctive remedies are cumulative and are in addition to any other rights and remedies the other Parties may have at law or in equity, including without limitation, a right for damages.

5.5 Waiver of Immunity: The Company irrevocably agree that no immunity (to the extent that may at any time exist whether on the grounds of sovereignty or otherwise) from any proceedings, from attachment (whether in aid of execution, before judgement or otherwise) of the Security or from execution of judgment shall be claimed by it or on its behalf or with respect to the Security, any such immunity being irrevocably waived, save and except as are in terms of applicable Law incapable of being waived contractually. The Company irrevocably agrees that it and the Security is, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under this Deed, and consents to such proceedings, attachment or execution, save and except as are in terms of applicable Law incapable of being waived contractually.

5.6 No Implied Waiver: No term or provision of this Deed may be changed, waived, discharged or terminated orally, unless by way of an instrument in writing entered into by the authorized representative of each Party and any such waiver of the terms or provisions hereof shall be effective only in the specific instance and for the specific purpose given.

5.7 Performance by the Debenture Holders: Any duty or obligation of the Debenture Trustee hereunder or under any Security Document or other agreement, document or instrument contemplated herein

or therein may be performed by the Debenture Holders and any such performance shall not be construed as a revocation of the trusts or agency created herein.

5.8 Benefit of this Deed: This Deed is solely for the benefit of the Debenture Trustee and the Debenture Holders to the extent expressly set out herein and in the Transaction Documents.

5.9 Survival: The rights and obligations of the Parties to this Deed, where so specified, shall survive the termination of this Deed.

5.10 Publicity: No Party shall make or permit any person connected with it to make any public announcement relating to or concerning this Deed or any ancillary matter or any other Party before, on or after the date of this Deed except as required by law or any competent regulatory body or with the written consent of the other Parties.

[*signature page follows*]

IN WITNESS WHEREOF, the Parties have caused this Debenture Trust Deed to be duly executed by their duly authorized representatives as of the date and year first hereinabove written:

SIGNED AND DELIVERED by the within-named in its capacity as authorised signatory of **Yatra Online Freight Services Private Limited**

IN WITNESS WHEREOF, the Parties have caused this Debenture Trust Deed to be duly executed by their duly authorized representatives as of the date and year first hereinabove written:

SIGNED AND DELIVERED by the within-named in its capacity as Debenture Trustees by the hand of Mr. SUBHASH JHA an authorized official of **Axis Trustee Services Limited**

ANNEXURE 1

DEFINITIONS AND INTERPRETATION

1. DEFINITIONS

In this Deed, unless the context otherwise requires, the following words and expressions shall bear the meanings ascribed to them below.

"**Affiliate**" means,

i. in relation to any Person, any entity, directly Controlling or Controlled by or under direct common Control with that Person; and
ii. in relation to any Party, that is a natural person, includes his/her such relatives as may be covered under Section 2(77) of the Companies Act, 2013 and any trust or company owned and Controlled by such Party or relatives.

For the purposes of the Subscriber, the term 'Affiliate' shall also include all funds that are advised, controlled or managed by the Investment Manager or an Affiliate of the Subscriber or an Affiliate of the Investment Manager. It is hereby clarified that an Affiliate of the Subscriber shall not include any portfolio company of the Subscriber and/or its Affiliates.

"**Amounts Due**" means all amounts payable by the Company to the Debenture Holders and/or the Debenture Trustee, including but not limited to the entire Debenture Subscription Amount, Coupon, Penal Interest, Upfront Fees, costs and charges payable to the Debenture Trustee, costs, charges, expenses, fees (including legal fees and expenses) and commission for creation, perfection, maintenance and realization/ enforcement of the Security and legal fees payable for this transaction.

"**Approvals**" means any and all approvals, clearances, consents, licenses, actions, registrations, permits or other authorisation of any nature which are required to be obtained from any Governmental Authority or otherwise, including but not limited to, (i) fulfilment/ performance by any Person of its obligations under this Deed; and/ or (ii) for the enforceability of any of the Transaction Documents.

"**Business**" means business of supply chain management, logistics, cargo, courier, warehousing, integrated international and national transportation of cargo, courier shipments, trucking and transport and to provide allied facilities and services

"**Business Day**" means a day, not being a Saturday or a Sunday or a public holiday, on which banks are open for business in New Delhi.

"**Claims**" means any demand, action, cause of action, damages, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in pursuing any of the foregoing or any proceeding relating to any of the foregoing.

"**Closing Date**" shall mean the date on which the Debentures are deemed to be allotted to the Subscriber,

which shall not be later than June 30, 2022 (*Close Date*).

"Coupon" shall mean the Monthly Coupon and the Quarterly Coupon, collectively

"Control", as applied to any Person, means (a) ownership or control of more than 50.% (Fifty percent) or more of the total equity share capital or voting capital or the like of the controlled entity, whether by shareholding or contract or otherwise; or (b) the power or right to, directly or indirectly (i) direct or cause the direction of the management, policies or activities of that Person (ii) direct or cause the direction of the policy decisions exercisable by that Person or (iii) appoint or remove (or to direct or cause the direction of the appointment or removal of) majority of the directors (or similar position) of such Person, by virtue of ownership of voting securities or management rights or contracts or in any other manner, and the terms "controlling" and "controlled" shall be correspondingly construed.

"Debenture(s)" means 1,500 (One Thousand Five Hundred) unlisted, secured, redeemable, non-convertible debentures of face value of INR 1,00,000 (India Rupees One Lakhs Only) each, the terms whereof are set out in **Annexure** 3hereto.

"Debenture Holders" means all holders of the Debentures from time to time and includes their transferees or assigns or such other persons who are for the time being holders of the Debentures, and whose names are entered in the register of debenture holders with respect to the Debentures, as the case maybe in accordance with the terms of the Transaction Documents and includes the Subscriber.

"Debenture Subscription Amount" means INR 15,00,00,000 (Rupees Fifteen Crores).

"Debenture Trustee Agreement" means an agreement dated June 29, 2022 executed between the Company and the Debenture Trustee for the appointment of the Debenture Trustee.

"Deed of Hypothecation" means an agreement dated June 30, 2022 executed between the Company and the Debenture Trustee for creating the Charge over the Hypothecated Properties.

"Deed of Guarantee" means the unconditional deed of guarantee dated June 30, 2022 executed by and between the Guarantor, the Company and the Subscriber;

"Due Date(s)" means the date(s) on which any amount(s) in respect of the Debentures including principal, interest or other monies, fall due in terms of this Agreement and/or the other Transaction Documents

Encumbrances" means any right, title and/or interest or equity of any nature whatsoever (including any right to acquire, option or right of pre-emption) or any mortgage, pledge, deed of trust, hypothecation, right of others (including right of set-off or counterclaim), claim, security interest, burden, title defect, title retention agreement, lease, sublease, license, voting trust agreement, interest, option, proxy, lien, charge, covenant, condition, actionable claim or any security agreement, security arrangement, other restriction/s, limitations or encumbrance of any nature whatsoever.

"Event of Default" means the events of default as listed in Clause 5.1 of Part A of this Deed.

"Existing Lenders" means each of the following Persons that hold the charge on the Pari-Passu Charge

Properties: (i) Yatra for Business Private Limited; (ii) ICICI Bank Limited.

"**First Charge Properties**" means the properties as listed out in paragraph (c) of Schedule I of the Deed of Hypothecation, on which the Subscriber has an exclusive first charge;

"**Financial Year**" means the financial year of the Company commencing on April 1 every year and ending on March 31 of the following year.

"**Governmental Authority**" means in any jurisdiction where any Party carries on business or holds assets, any nation or government, any province, state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or any court, tribunal or arbitrator.

"**Hypothecated Properties**" means the property described in the Deed of Hypothecation.

"**Indian Accounting Standards** or "**IND AS**" means the standardized rules, including Indian GAAP issued by Central Government/Institute of Chartered Accountants of India.

"**Intellectual Property**" includes concepts, creations, discoveries, inventions, improvements, know how, trade or business secrets; trademarks, domain names, brand value, service marks, designs, utility models, tools, devices, models, methods, procedures, processes, systems, principles, synthesis protocol, algorithms, works of authorship, books, papers, models, sketches, formulas, techniques research projects, and other confidential and proprietary information, databases, data, documents, instruction manuals, records, memoranda, notes, user guides; in either written or verbal instructions or comments.

"**Intellectual Property Rights**" include (i) all rights, title, and interest under any statute or under common law including patent rights, copyrights, moral rights and any similar rights in respect of Intellectual Property, anywhere in the world, whether registrable or not; (ii) any licenses, permissions and grants in connection therewith; (iii) applications for any of the foregoing and the right to apply for them in any part of the world; (iv) right to obtain and hold appropriate registrations in Intellectual Property anywhere in the world and, (v) all extensions and renewals thereof (vi) causes of action in the past, present or future, related thereto including the rights to damages and profits, due or accrued, arising out of past, present or future infringements or violations thereof and the right to sue for and recover the same.

"**Law**" includes any law, bye-law, legislation, whether subordinate or delegated, statute, regulation, rule or order, notification, circular, treaties, case-law, ordinance, guideline, policy, direction of, and any judgment, award or decree of or agreement with any Government Authority in any relevant jurisdiction, as applicable and as amended, modified, consolidated or replaced, from time to time.

"**Litigation**" means any suit, claim, action, litigation, arbitration or administrative, judicial, government or criminal proceedings.

"**Majority Debenture Holders**" means Debenture Holders holding an aggregate amount representing not less than 50.01% (fifty point zero one percent) of the aggregate face value of the Debentures outstanding at the relevant time.

"**Material**" means a fact, circumstance, change, effect, manner, action, condition, event, occurrence or development that, individually or in the aggregate, is, or would reasonably be expected to be, material to the Business of the Company or financial condition of the Company;

"**Material Adverse Change**" shall mean an event or circumstance which has or could reasonably be expected to have, in the reasonable opinion of the Majority Debenture Holders, a material adverse effect on:

(a) the condition (financial or otherwise), operations, Business or assets of the Company; or

(b) the validity or enforceability of any of the provisions of the Transaction Documents or Security / Security Interest or part thereof created in relation to the Debentures or any other rights and remedies of the Debenture Holders.

"**Monthly Coupon**" means a fixed rate of 14% (fourteen percent) per annum, payable monthly calculated on the outstanding Principal Amounts;

"**Pari-Passu Charge Properties**" means the properties listed out in paragraph (a), (b), (d) and (e) of Schedule I of the Deed of Hypothecation, on which the Subscriber has a first pari-passu charge;

"**Principal Amounts**" means the aggregate face value of the issued and outstanding Debentures. Accordingly, the term "**Principal Amount**" means the face value of the respective issued and outstanding Debentures.

"**Quarter**" means the period of (i) April 1 to June 30; (ii) July 1 to September 30; (iii) October 1 to December 31; and (iv) January 1 to March 31; in each case, of the relevant Financial Year.

"**Quarterly Coupon**" means INR 12,00,000/- (Indian Rupees Twelve Lakhs Only) payable at the end of each Quarter till the expiry of the Debentures are redeem as per the terms hereof;

"**Secured Obligations**" means all present and future obligations and liabilities (whether financial, performance, whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Debenture Holders (including the fees and expenses payable to the Debenture Trustee) in connection with the issue, subscription and redemption of the Debentures and the creation and maintenance of the Security Interest and all costs and expenses incurred by the Debenture Holders/ Debenture Trustee in relation thereto under the Transaction Documents

"**Security**" means the security created in favour of the Debenture Trustee for the benefit of the Debenture Holders for securing (i) payment of the Amounts Due and (ii) due discharge of all the Secured Obligations of the Company under the Transaction Documents.

"**Security Interest**" means the mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing;

"**Security Documents**" shall refer to the (i) Debenture Trust Deed; (ii) Deed of Hypothecation; (iii) Deed of Guarantee; and such other documents that may be required pursuant to or entered into in connection with creation of Security for securing the Debentures to be effective from the date of infusion of the Debenture Subscription Amount.

"**Subscriber**" means NP 1 Capital Trust, a trust registered as an alternative investment fund with Securities and Exchange Board of India under the Securities and Exchange Board of India (Alternative Investment Funds) Regulations, 2012 and acting through its trustee Orbis Trusteeship Services Private Limited, a company incorporated under the provisions of the Companies Act 2013, with registered office at 4A, Oculus Technopolis, Sector 54, Golf Club Road, Gurgaon, Haryana, India – 122002 and duly represented by its investment manager NP1 Advisors LLP having its registered office at C 207, Crystal Plaza, New Link Road, Andheri West, Mumbai Maharashtra

"**Subscriber Bank Account**" means the bank account of the Subscriber bearing account number 921020004077383 held with Axis Bank, DLF, Gurgaon (HR), Gurgaon - 122029 , or such other account as may be notified by the Subscriber (in writing) to the Company, or such other account as may be notified by the Subscriber (in writing) to the Company.

"**Term Sheet**" means the term sheet executed between the Company and the Subscriber on June 3, , 2022.

"**Transaction Documents**" means: (i) this Security Document; (ii) Debenture Trustee Agreement; (iii) Offer Letter issued by the Company to the Subscriber pursuant to the provisions of the Act, and any other agreements, deeds or documents designated as such by the Debenture Trustee.

"**Tribunal**" has the meaning ascribed to it under the Act.

"**Ultimate Holding Company**" means Yatra Online, Inc., a Cayman Islands limited company and having its registered office at Maples Corporate Services Ltd., PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Island.

"**Upfront Fees I**" means a refundable fee of 0.2% (zero point two percent) of the aggregate Debenture Subscription Amount to be payable upon the signing of the Term Sheet.

"**Upfront Fees II**" means a refundable fee of 0.8% (zero point eight percent) of the aggregate Debenture Subscription Amount to be payable after the Closing Date but no later than July 1, 2022.

"**Upfront Fees**" means the aggregate of Upfront Fees I and Upfront Fees II.

II. CONSTRUCTION

(a) Any reference in this Deed to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended, modified, extended or re-enacted whether before or after the date of this Deed and to all statutory instruments orders and regulations for the time being made pursuant to it or deriving validity from it.

(b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed. The words "include", "including" and "among other things" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import.

(c) Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders and the words denoting persons shall include bodies corporate, unincorporated associations and partnerships.

(d) Unless otherwise stated time is the essence of contract for the purpose of any Parties' obligations under this Deed.

(e) Unless otherwise stated, references to Clauses, Annexures and Recitals relate to articles of, annexures to and recitals of this Deed.

(f) Words or phrases used in this Deed which are not defined in Clause I above may be defined in the context in which they are used, and shall have the respective meaning there designated, unless the context otherwise requires.

(g) In the event any payment obligation under this Deed is due on a day which is not a Business Day, then such payment shall become due on the immediately succeeding Business Day.

(h) The headings and titles herein are used for convenience of reference only and shall not affect the construction of this Deed.

(i) All references to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness such Person ought to have if such Person had made reasonable, due and careful enquiry.

(j) All references to the consent or discretion or agreement or instructions of the Debenture Trustee shall mean the Debenture Trustee acting on the instructions of the Majority Debenture Holders in all cases, including in case of an Event of Default.

(k) Unless otherwise specified, any Security created under the Transaction Documents and held by the Debenture Trustee pursuant to the Transaction Documents shall be held by the Debenture Trustee for the benefit of the Debenture Holders.

(l) The Promoter shall not have any personal monetary obligations towards the repayment of the Amounts Due and they shall only be obligated towards voting positively in the board and the shareholders' meeting to ensure that the Company complies with its obligations.

ANNEXURE 2

PART A| CONDITIONS PRECEDENT

(a) The Company shall pay the Upfront Fees I to the Subscriber. Upfront Fees I shall be refundable (net of expenses) in case the Subscriber does not proceed with the transaction contemplated herein after the due diligence as per (b) below.

(b) Satisfactory completion of legal, financial, business, tax and commercial diligence of the Company to the satisfaction of the Subscriber.

(c) Certified true copy of the constitutional documents of the Company delivered to the Subscriber.

(d) A certified true copy of the resolution of the board of directors of the Company under Section 179 of the Act, (i) approving the issue of the Debentures; (ii) approving the terms of the transactions contemplated by the relevant Transaction Documents; (iii) resolving to execute the relevant Transaction Documents; and (iv) authorising a specified person or persons to execute the relevant Transaction Documents on its behalf and to do all such acts and things as may be necessary to give effect to the relevant Transaction Documents and the transactions contemplated by the relevant Transaction Documents.

(e) A certified true copy of the special resolution of the shareholders of the Company as required under Rule 14(2) of the Companies (Prospectus and Allotment of Securities) Rules, 2014 approving the offer of Debentures for subscription by way of private placement.

(f) Receipt of consent letter from the Debenture Trustee conveying its consent to act as the Debenture Trustee for the benefit of the Debenture Holders.

(g) The Company shall share details of all its bank accounts.

PART B| CONDITIONS SUBSEQUENT

(a) The Company shall pay the Upfront Fees II to the Subscriber.

(b) Filing of a return of allotment on the issue of the Debentures in Form PAS-3 specified pursuant to Rule 12 and 14 of the Companies (Prospectus and Allotment of Securities) Rules, 2014 by the Company, with the registrar of companies, within 30 (Thirty) days from the Closing Date.

(c) The Company shall within 30 (Thirty) days from the Closing Date, have registered a NACH mandate in a manner acceptable to the Debenture Trustee ("**NACH Arrangement**") with respect to all of its bank accounts for repayment of the Amounts Due by the Company to the Debenture Holders. It is hereby clarified that this NACH Arrangement shall be for all the existing and future accounts of the Company.

(d) Filing of Form CHG-9 with the registrar of companies by the Company for issue of Debentures and receipt of the certificate of registration of charge issued by the relevant registrar of companies for the perfection of the security created under the Deed of Hypothecation, in accordance with the Act.

ANNEXURE 3

TERMS OF THE DEBENTURES

The Debentures shall carry the following terms. Capitalized terms used but not defined herein, shall have the meaning set forth in the Deed.

(a) Name and Face Value: Each Debenture shall be called unlisted, secured, redeemable, non-convertible debentures and shall have a face value of INR 1,00,000/- (Indian Rupees One Lakh only).

(b) Tenure: The tenure of the Debentures shall be 24 (twenty-four) months from the Closing Date.

(c) Security: The Debentures shall be secured by the Security in the manner prescribed under the Deed. The specific terms and conditions of the Security Interest created on the Hypothecated Properties in favor of the Debenture Trustee are set forth in the Security Documents.

(d) Monthly Coupon: The Company shall pay the Monthly Coupon each month. The Monthly Coupon shall be payable along with the Principal Amount at the end of each month.

(e) Quarterly Coupon: The Company shall pay the Quarterly Coupon, each Quarter. The Quarterly Coupon shall be payable along with the Principal Amount at the end of each Quarter.

(f) Transferability: Debentures shall be freely transferable without any restriction.

(g) Prepayment Premium

(i) The Company shall not have a right to prepay the Debentures before the expiry of 12 (twelve) months from the Closing Date.

(ii) Subject to sub-clause (i) above, the Company may prepay the Debentures after giving 10 (ten) days advance notice in writing to the Debenture Trustee and the Debenture Holders

(iii) During the period between the expiry of 12 (twelve) months from the Closing Date and within 15 (fifteen) months from the Closing Date, the Company shall have a right to prepay 25% (twenty five percent) of the outstanding Debentures subject to payment of a prepayment penalty of 2% (Two Percent) of the amount being prepaid.

(iv) During the period between the expiry of 15 (fifteen) months from the Closing Date and within 18 (eighteen) months from the Closing Date, the Company shall have a right to prepay 25% (twenty five percent) of the outstanding Debentures subject to payment of a prepayment penalty of 2% (Two Percent) of the amount being prepaid.

(v) It is hereby clarified that the in the event of prepayment by the Company, the proportionate Quarterly Coupon shall also be proportionately reduced to that extent.

(h) Penal Interest: In the event of occurrence of an Event of Default as set out in Clause 5.1(b) to 5.1 (p) of Part A of this Deed, the Company shall be liable to pay the Penal Interest over and above the Coupon, computed from the date of expiry of cure period till the date it is cured and/or until the Secured Obligations have been fully discharged by the Company, whichever is earlier. It is hereby

clarified that upon the occurrence of an Event of Default as set out in Clause 5.1(a) of Part A of this Deed, the Company shall be liable to pay the Penal Interest over and above the Coupon, computed from the date of occurrence of the Event of Default till the time such amounts in default have been fully discharged.

(i) Business Day Convention: On each Due Date, the Company shall, and the Company shall cause the Company to, pay, without any notice or demand from the Debenture Holders / Debenture Trustee, the Amounts Due, including the Principal Amounts, Monthly Coupon, Quarterly Coupon, Penal Interest, other interest payable and liquidated damages (if applicable) on the Debentures which is due and payable on such Due Date.

If the Due Date in respect of any Amounts Due payable on the Debentures under this Deed falls on a day which is not a Business Day, the immediately preceding Business Day shall be considered as the Due Date for such payment.

(j) Variation: The Parties may, at any time, mutually agree to change / modify the terms of the Debentures, if required.

(k) Redemption Schedule: It is hereby clarified that the Company shall redeem the Debentures in the manner set out below:

#	Month	Beginning Balance	Principal	Monthly Coupon	Quarterly Coupon	Total Monthly	Closing
0	30-Jun-22	15,00,00,000		0	0	0	15,00,00,000
1	31-Jul-22	15,00,00,000	15,00,000	17,83,562		32,83,562	14,85,00,000
2	31-Aug-22	14,85,00,000	15,00,000	17,65,726		32,65,726	14,70,00,000
3	30-Sep-22	14,70,00,000	30,00,000	16,91,507	12,00,000	58,91,507	14,40,00,000
4	31-Oct-22	14,40,00,000	30,00,000	17,12,219		47,12,219	14,10,00,000
5	30-Nov-22	14,10,00,000	30,00,000	16,22,466		46,22,466	13,80,00,000
6	31-Dec-22	13,80,00,000	45,00,000	16,40,877	12,00,000	73,40,877	13,35,00,000
7	31-Jan-23	13,35,00,000	45,00,000	15,87,370		60,87,370	12,90,00,000
8	28-Feb-23	12,90,00,000	52,50,000	13,85,425		66,35,425	12,37,50,000
9	31-Mar-23	12,37,50,000	60,00,000	14,71,438	12,00,000	86,71,438	11,77,50,000
10	30-Apr-23	11,77,50,000	67,50,000	13,54,932		81,04,932	11,10,00,000
11	31-May-23	11,10,00,000	67,50,000	13,19,836		80,69,836	10,42,50,000
12	30-Jun-23	10,42,50,000	75,00,000	11,99,589	12,00,000	98,99,589	9,67,50,000
13	31-Jul-23	9,67,50,000	75,00,000	11,50,397		86,50,397	8,92,50,000
14	31-Aug-23	8,92,50,000	75,00,000	10,61,219		85,61,219	8,17,50,000
15	30-Sep-23	8,17,50,000	75,00,000	9,40,685	12,00,000	96,40,685	7,42,50,000
16	31-Oct-23	7,42,50,000	75,00,000	8,82,863		83,82,863	6,67,50,000
17	30-Nov-23	6,67,50,000	82,50,000	7,68,082		90,18,082	5,85,00,000
18	31-Dec-23	5,85,00,000	82,50,000	6,95,589	12,00,000	1,01,45,589	5,02,50,000
19	31-Jan-24	5,02,50,000	82,50,000	5,97,493		88,47,493	4,20,00,000
20	29-Feb-24	4,20,00,000	82,50,000	4,67,178		87,17,178	3,37,50,000
21	31-Mar-24	3,37,50,000	82,50,000	4,01,301	12,00,000	98,51,301	2,55,00,000
22	30-Apr-24	2,55,00,000	82,50,000	2,93,425		85,43,425	1,72,50,000
23	31-May-24	1,72,50,000	82,50,000	2,05,110		84,55,110	90,00,000
24	30-Jun-24	90,00,000	90,00,000	1,03,562	12,00,000	1,03,03,562	0
Grand Total			15,00,00,000	2,61,01,849		18,57,01,849	

ANNEXURE 4
REPRESENTATIONS AND WARRANTIES

The Company, jointly and severally, make the representations and warranties as set out below in relation to the Company as of the Execution Date and as of the Closing Date, and warrant the same to be complete, true and correct:

1. Authority and Capacity
   - (a) The Company has been duly incorporated and is validly existing under the Laws of India.
   - (b) The Company has all Material permits, approvals, authorizations, licenses, registrations, and consents including registrations necessary for the conduct of the Business as currently conducted.
   - (c) The Company has the legal right, power and authority to enter into, deliver and perform this Deed and all other documents and instruments required to be executed pursuant thereto or in connection therewith, and such documents, when executed, shall constitute valid and binding obligations and be enforceable against the Company in accordance with their respective terms.
   - (d) The Company hereby confirms that there has been no Material Adverse Change and that it has no notice of any action or investigation or other proceedings or fact of any nature whatsoever, which would restrain or prohibit the Transaction or would be likely to have a Material Adverse Change.
   - (e) The execution, delivery and the performance, by the Company of this Deed and the respective obligations contemplated herein shall not (i) breach or constitute a default under the articles of association and memorandum of association of the Company or any Applicable Law; (ii) conflict with or result in any breach or violation of any agreement to which any of them is a party or by which any of them is bound or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) ; (iii) give any third party a right to terminate or modify, any agreement, license or other instrument or result in the creation of any Encumbrances.

2. Accounts, Finances and Taxation
   - (a) The books of accounts of the Company have been properly maintained in accordance with applicable Law and IND As, so as to give a true and fair view of the Company's Business.
   - (b) Except as disclosed, the Company has no borrowings of any nature.
   - (c) The Company has complied with all the Material requirements as specified under the applicable tax Laws in relation to payments, returns, computations, notices and information which are required to be complied by it, and not received any notice of tax disputes or other liabilities of taxes in respect of which a claim has been made against it.

3. Compliance and Disputes
   - (a) The Company carries on its business materially in compliance with all Laws.
   - (b) Except as disclosed, there are no actions, suits, Claims, proceedings or investigations pending or threatened against and/or by the Company, before any court, arbitrator or governmental authority, and there are no outstanding judgments, decrees or orders against the Company.

(c) Neither the Company, nor any of its directors have committed any criminal or unlawful act involving dishonesty; any breach of trust; or any breach of contract or statutory duty or any tortious act which could have any adverse impact on the Business. No claim for damages or compensation has been made by any Person against the Company.

4. Enforceable Obligations

(a) That the Transaction Documents pertaining to creation of Security on the Hypothecated Properties, when executed, delivered and registered (where necessary or desirable), shall create the security expressed to be created thereunder free from all Encumbrances other than any Security Interest created in favour of Existing Lenders of the Company.

(b) All registrations, recordings, filings and notarisations of any Transaction Documents and all payments of stamp duty or similar amounts which are required under law, shall be paid by Company to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents.

(c) The entry into and performance of this Deed and the other Transaction Documents are private commercial acts of the Company, and the Company shall not be entitled to claim any immunity from any suit, execution, attachment or other legal processes in relation to this Deed or the other Transaction Documents.

5. Assets

(a) There are no Encumbrances on any of the assets other than the Hypothecated Properties (pursuant to this Deed) and charge created in favour of Existing Lenders of the Company.

(b) The Company, as applicable, owns/possesses or shall own/possess the property, assets and revenues on which it has granted or purports to grant Security (at the time prescribed in this Deed) pursuant to the terms of this Deed.

(c) The Hypothecated Properties are free from any Encumbrances as on the Execution Date of this Deed and the Deed of Hypothecation except for any Security Interest created in favour of Existing Lenders of the Company

(d) There are no disputes relating to the ownership or possession of the Hypothecated Properties.

6. There are no Material facts or circumstances in relation to the Business, the Company or the transactions contemplated in this Deed which have not been fully and fairly disclosed in writing and which if disclosed might reasonably have been expected to affect the decision of the Debenture Holder to enter into this Deed.

ANNEXURE 5

Debenture Trustee	Attention: Operations Head Tel: +91-22-62300451 Fax: +91-22-62300700 Registered Address: Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400025 New Delhi desk office: Plot 25, IInd Floor, Pusa Road, Karolbagh, New Delhi -110005 Corporate Office: The Ruby, 2nd Floor, SW, 29 Senapati Bapat Marg, Dadar West, Mumbai – 400028 Email: debenturetrustee@axistrustee.in
Company	Attention: Mr. Param Singh Sidhu Tel: +91-9811413282 Address: Yatra Online Freight Services Pvt. Ltd. 4th Floor, Gulf Adiba, Plot No. 272, Udyog Vihar Phase-II, Gurgaon-122002 Email: param.sidhu@yatra.com